                                                                    Exhibit 99.1


Celeritek, Inc.


                    CELERITEK REPORTS FOURTH QUARTER AND YEAR
                                   END RESULTS

      (SANTA CLARA, CA), May 5, 2004,------Celeritek (NASDAQ National Market System Symbol: CLTK), a manufacturer of GaAs semiconductor components and GaAs-based subsystems for defense applications and commercial communications networks, today reported financial results for its fourth quarter and fiscal year ended March 31, 2004.

FINANCIAL RESULTS

      For the fourth quarter of fiscal 2004, Celeritek reported revenues of $8.6 million, compared with $7.7 million in the third fiscal quarter of 2004 and $8.1 million in the fourth quarter of fiscal 2003. The net loss for the fourth quarter of fiscal 2004 was $0.2 million or $0.02 per share, compared with a net loss of $4.5 million or $0.37 per share for the same period a year ago.

      For fiscal 2004, revenues were $29.9 million, compared with revenues in fiscal 2003 of $49.4 million. The net loss for fiscal 2004 was $16.0 million or $1.28 per share, compared with $17.0 million or $1.39 per share for fiscal 2003. The net loss in the current fiscal year included special charges of $4.3 million related to the company's decision to exit the handset market and consisted of charges for equipment impairments, a building lease impairment and severance costs. The net loss also included $3.4 million related to strategic activities and shareholder actions. The net loss for fiscal 2003 included a $4.4 million write off related to Celeritek's acquisition of Tavanza, Inc., and special charges of $2.8 million for severance costs, abandoned fixed assets and equipment leases, and $1.3 million related to strategic activities and shareholder actions.

      Celeritek's backlog at March 31, 2004 was $15.6 million compared to $15.8 million at the end of December 2003 and was comprised of $12.7 million in subsystem products and $2.9 million in semiconductor products, including $0.7 million for a development contract that is expected to result in production quantities of satellite handset power amplifier modules in the second half of fiscal 2005. The book-to-bill ratio in the quarter for subsystem products was
1.1 and ratio for semiconductor products was 0.7.

      Semiconductor revenues were $3.5 million in the fourth quarter of fiscal 2004, compared to $3.0 million in the third quarter of fiscal 2004 and $3.0 million in the fourth quarter of fiscal 2003. The 2004 fourth quarter semiconductor revenue included approximately $0.6 million of revenue for the aforementioned development contract and approximately $0.1 million from the sale of power amplifiers for handsets that were written off in fiscal 2003. For comparison purposes, in the third quarter of fiscal 2004, the Company had approximately $0.4 million in sales for the development contract and $0.7 in sales for products that were written off in fiscal 2003.

      Subsystem revenues were $5.1 million in the fourth quarter of fiscal 2004, compared to $4.7 million in the third quarter of fiscal 2004 and $5.1 million in the fourth quarter of fiscal 2003.

      Gross margin improved sequentially to 37% of sales in the fourth quarter of fiscal 2004 versus 34% in the third quarter of fiscal 2004 and 7% in the fourth quarter of fiscal 2003. The improved gross margin in the fourth quarter of fiscal 2004 largely reflects the previously mentioned sales of products that were written off in fiscal 2003 and the revenue from a development contract with corresponding costs in research and development. The remaining improvement in gross margin in the fourth fiscal quarter was the result of ongoing cost control efforts and increased revenues related to the Company's core semiconductor and subsystem businesses. Fourth quarter overhead expenses were essentially flat in comparison to the third quarter of fiscal 2004.

      At March 31, 2004, Celeritek had $27.2 million in cash and short-term securities compared to $83.6 million at December 31, 2003. During the quarter, the Company used $57.8 million of cash for payment of an extraordinary dividend to shareholders of record on February 5, 2004.

COMMENTS FROM MANAGEMENT

      "Across Celeritek, we are seeing positive results from our efforts to concentrate on core businesses and drive toward a higher level of financial performance," said Tamer Husseini, chairman and chief executive officer of Celeritek. "Despite a difficult operating environment in fiscal 2004, sales and margins in both our semiconductor and subsystem businesses are improving."

      "Last quarter Celeritek received a $1.7 million contract to develop a power amplifier module for satellite handsets and we have recognized revenue of $1.0 million related to this contract in fiscal 2004. Our development efforts continued through the fourth quarter, and both we, and this new customer have been pleased with the progress. Production quantities are still expected in the second half of fiscal 2005."

      "The progress we are making gives us confidence that the strategic realignment announced in second quarter was the right decision."

      "We are seeing increased demand in our defense business from both existing customers, and several new customers who responded favorably to Celeritek's innovative technology. As part of our development efforts for multifunction assemblies, we have developed a number of new components. During the fourth quarter, we received an order for phased lock oscillators. This is the first order for one of these new products as a stand-alone part," concluded Mr. Husseini.

BUSINESS OUTLOOK

      Celeritek currently expects revenues to be approximately $8.0 million to $9.0 million in the first quarter of fiscal 2005 with gross margins of approximately 32% to 34%. Revenue and gross margin expectations do not include any significant benefit from the sale of previously discontinued products or development contracts. R&D expense is expected to be $1.6 million to $1.7 million for the quarter and SG&A expense is expected to be $1.9 million to $2.0 million for the quarter. The Company expects to have cash balances on June 30, 2004 of approximately $24.0 million to $25.0 million.

CONFERENCE CALL

      Celeritek will host a conference call this afternoon at 2:00 PM Pacific Time to discuss the results for the fourth quarter and fiscal year 2004 and comment on the Company's business outlook. The conference call will be broadcast live over the Internet and can be accessed through the Investor Relations section of Celeritek's web site: www.celeritek.com. The call will also be available live by dialing (888) 343-2180 (within the US) and (212) 346-6582 (outside the US). A replay of the call will be available through Sunday, May 9th until 4:00 PM PT. The replay number is (800) 633-8284 (within the US) and (402) 977-9140 (outside the US). Enter reservation # 21192557 for the replay.

ABOUT CELERITEK

      Celeritek designs and manufactures GaAs semiconductor components and GaAs-based subsystems used in defense applications and commercial communications networks. Its GaAs-based subsystems are designed for missile guidance, radar applications and electronic countermeasures. Its GaAs semiconductor components primarily consist of transmit solutions, including power amplifiers, control devices, gain blocks and millimeter wave devices for use in defense and commercial applications. Commercial semiconductor applications include wireless communication network and satellite applications.

SAFE HARBOR STATEMENT

This release contains forward-looking statements. These forward-looking statements represent the Company's expectations or beliefs concerning future events and include statements, among others, regarding: the ability of the company to return to profitability; the forecast for delivering production quantities of a power amplifier module for satellite handsets in the second half of fiscal 2005; planned expansion of our product offering, which will be an important part of our success; expected revenues of approximately $8.0 million to $9.0 million in the first quarter of fiscal 2005; expected gross margins of approximately 32% to 34% in the first quarter; expected R&D expense of approximately $1.6 million to $1.7 million and SG&A expense of approximately
$1.9 million to $2.0 million for the first quarter; and expected
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cash balances of approximately $24.0 million to $25.0 million at the end of June
2004. The Company undertakes no duty to update these forward-looking statements. Actual results could differ materially from those projected in the forward-looking statements as a result of known and unknown risk factors and uncertainties. Such risks may include, but are not necessarily limited to: the risk that our development contract will not lead to actual production sales; the risk that Celeritek will be unable to manage effectively and efficiently its exit from the wireless handset power amplifier business, leading to higher costs than expected; the risk that our competitors may introduce products superior to ours; and the risk that the company will not achieve the necessary revenue level to reach profitability. Reference is made to the discussion of risk factors detailed in the company's filings with the Securities and Exchange Commission, including its reports on Forms 10-K and 10-Q.
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CELERITEK, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In Thousands)

                                                      March 31,         March 31,
                                                        2004              2003
                                                      --------          --------
                                                                         (Note)
ASSETS
Current assets:
  Cash and cash equivalents                           $  3,121          $ 28,909
  Short-term investments                                24,110            66,727
  Accounts receivable, net                               6,048             4,483
  Inventories                                            2,739             3,599
  Prepaid expenses and other current assets              1,315             1,925
                                                      --------          --------
           Total current assets                         37,333           105,643
Property and equipment, net                              5,430            11,029
Intangible assets                                            0               931
Other assets                                             4,003             4,857
                                                      --------          --------

Total assets                                          $ 46,766          $122,460
                                                      ========          ========

LIABILITIES & SHAREHOLDERS' EQUITY
Current liabilities:
  Accounts payable                                    $  3,171          $  4,355
  Accrued payroll                                        1,459             1,601
  Accrued liabilities                                    4,826             4,201
  Current portion of long-term debt                      1,866             2,543
  Current obligations under capital leases                 328               597
                                                      --------          --------
          Total current liabilities                     11,650            13,297
Long-term debt, less current portion                         0             2,126
Non-current obligations under capital leases                 0               793
Shareholders' equity                                    35,116           106,244
                                                      --------          --------
Total liabilities and shareholders' equity            $ 46,766          $122,460
                                                      ========          ========

Note: The balance sheet at March 31, 2004 and 2003 has been derived from the audited financial statements at that date but does not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements.

CELERITEK, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In Thousands, Except Per Share Amounts)
(Unaudited)

                                                               Three Months Ended                Fiscal Year Ended
                                                                     March 31,                        March 31,
                                                            -------------------------         -------------------------
                                                               2004             2003             2004             2003
Net sales                                                   $  8,559         $  8,075         $ 29,928         $ 49,423
Cost of goods sold                                             5,370            7,510           22,175           39,101
                                                            --------         --------         --------         --------

Gross profit                                                   3,189              565            7,753           10,322
Operating expenses:
  Research and development                                     1,598            2,923            9,288           10,797
  Selling, general and administrative                          1,875            1,545            8,182            8,729
  Costs related to shareholder and strategic actions             376              585            3,412            1,306

  In-process research and development                             --               --               --            4,414
  Special charge                                                (235)              53            4,305            2,836
  Amortization of intangibles                                      0              129              257              215
                                                            --------         --------         --------         --------
Total operating expenses                                       3,614            5,235           25,444           28,297

Loss from operations                                            (425)          (4,670)         (17,691)         (17,975)
Impairment of strategic investment                                --              (92)              --             (422)
Interest income and other, net                                   221              356            1,711            1,506
                                                            --------         --------         --------         --------

Loss before income tax                                          (204)          (4,406)         (15,980)         (16,891)
Provision for income taxes                                        --              136               --              136
                                                            --------         --------         --------         --------
Net loss                                                    ($   204)        ($ 4,542)        ($15,980)        ($17,027)
                                                            ========         ========         ========         ========

Basic loss per share                                        ($  0.02)        ($  0.37)        ($  1.28)        ($  1.39)
                                                            ========         ========         ========         ========
Diluted loss per share                                      ($  0.02)        ($  0.37)        ($  1.28)        ($  1.39)
                                                            ========         ========         ========         ========

Weighted average common shares outstanding                    12,715           12,328           12,460           12,285
Weighted average common shares outstanding,
  assuming dilution                                           12,715           12,328           12,460           12,285